EXHIBIT 99.1

TOR Minerals Extends U.S. Credit Agreement

CORPUS CHRISTI, Texas, October 4, 2010 - TOR Minerals International, Inc. (Nasdaq: TORM) announced that it has amended its current U.S. credit agreement with Bank of America to extend the maturity date of borrowings under its Line of Credit (the "Line").  Under the terms of the amendment (the "Credit Agreement Amendment"), the maturity date for the U.S. credit facility was extended from August 15, 2010 to February 15, 2011.  The Company is working to establish a new U.S. corporate lending relationship to replace its credit agreement for its U.S. operations prior to the revised maturity date under the amended credit agreement.

Under the Credit Agreement Amendment, the borrowing limit on the Line was reduced from $2,250,000 to $1,500,000 (subject to a defined borrowing base) and the interest rate remained at Prime plus three percent.  The loan covenant regarding the current ratio remained unchanged at 1.0 to 1.0 and the fixed charge coverage increased from 0.85 to 1.0 to 1.10 to 1.0.  The Company's current ratio has remained well above the covenant range during the third quarter and was 1.6 to 1.0 as of the end of the second quarter ended June 30, 2010.  The fixed charge ratio has also remained above the covenant levels during the current quarter and was 5.4 to 1.0 during the six month period ended June 30, 2010.  As of September 30, 2010, the Company had $500,000 drawn on the Line and $1,000,000 was available.

Additional details regarding the amended credit agreement can be found in a Current Report on Form 8-K filed with the Securities and Exchange Commission today.

Headquartered in Corpus Christi, Texas, TOR Minerals is a global manufacturer and marketer of specialty mineral and pigment products for high performance applications, including synthetic titanium dioxide, color pigments, specialty aluminas, and other high performance mineral fillers.  TOR Minerals has manufacturing and regional offices located in the United States, Netherlands and Malaysia.

This statement provides forward-looking information as that term is defined in the Private Securities Litigation Reform Act of 1995, and, therefore, is subject to certain risks and uncertainties. There can be no assurance that the actual results, business conditions, business developments, losses and contingencies and local and foreign factors will not differ materially from those suggested in the forward-looking statements as a result of various factors, including market conditions, general economic conditions, including the present slow down in U.S. construction and the risks of a general business slow down or recession, the increasing cost of energy, raw materials and labor, competition, the receptivity of the markets for our anticipated new products, advances in technology, changes in foreign currency rates, freight price increase, commodity price increases, delays in delivery of required equipment, the possibility that the Company's common stock may be delisted by Nasdaq and other factors.

Contact for Further Information:
David Mossberg
Three Part Advisors, LLC
(817) 310-0051